Exhibit 99.3

THIS DEBENTURE AND ANY SHARES ACQUIRED UPON THE CONVERSION OF THIS DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR WITHOUT DELIVERING AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

US$18,000,000	December 7, 2007

ELECTRO ENERGY, INC.

10% SENIOR SECURED CONVERTIBLE DEBENTURE

                THIS DEBENTURE of Electro Energy, Inc., a Florida corporation (the “Company”), in the aggregate principal amount of Eighteen Million Dollars (US$18,000,000).

                FOR VALUE RECEIVED, the Company promises to pay to The Quercus Trust, or its registered assigns (the “Holder”), the principal sum of Eighteen Million Dollars (US$18,000,000), on or prior to the earlier of (i) a Subsequent Financing (as defined herein) or December 7, 2012 (the “Maturity Date”), and to pay interest to the Holder on the principal sum at the rate of ten percent (10.0%) per annum. Interest shall accrue daily commencing on the Original Issuance Date (as defined in Section 1 below) in the form of cash or freely-trading shares of Common Stock of the Company, as determined in the Company’s sole discretion, until payment in full of the principal sum, together with all accrued and unpaid interest, has been made or duly provided for. In the event that the Company elects to have the interest on this Debenture payable in Common Stock, the shares of Common Stock shall be valued at the VWAP (as defined below) for the ten (10) days immediately preceding the date that such interest is due. Payment of accrued but unpaid interest shall be payable quarterly commencing March 31, 2008, and shall be payable within thirty (30) days of such interest being due and payable. Interest due and payable hereunder shall be paid to the person in whose name this Debenture (or one or more successor Debentures) is registered on the records of the Company regarding registration and transfers of the Debenture (the “Debenture Register”).

                This Debenture is subject to the following additional provisions:

                1.    Definitions.   Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Debenture and Warrant Purchase Agreement, dated as of even date herewith, pursuant to which the Debenture was originally issued (the “Purchase Agreement”). As used in this Agreement, the following terms shall have the following meanings:

                “Common Stock” shall mean the shares of Common Stock of the Company (as adjusted for any reverse splits, forward splits, combination, reclassification or stock dividend from the date hereof).

                “Common Stock Equivalents” shall mean any stock options, warrants, convertible securities, debt instruments or other rights to purchase or acquire shares of Common Stock.

                “Conversion Date” shall mean the date upon which the conversion of this Debenture shall be effective.

                “Conversion Ratio” means, at any time, a fraction, the numerator of which is the then outstanding principal amount represented by the Debenture plus accrued but unpaid interest thereon, and the denominator of which is the applicable conversion price at such time.

                “Floor Conversion Price” shall mean $0.25 per share of Common Stock, subject to adjustment.

                “Market Price” shall mean 70% of the VWAP of the Common Stock for the ten (10) business day period prior to the Conversion Date

                “Notice of Conversion” shall have the meaning set forth in Section 4(a) hereof.

                “Original Issuance Date” shall mean the date of the first issuance of this Debenture regardless of the number of transfers hereof.

                “Principal Trading Market” shall mean the Nasdaq Capital Market or other national securities exchange, The National Association of Securities Dealers Inc.’s Over-The-Counter Bulletin Board, the Pink Sheets, or another national quotation system.

                “Subsequent Financing” shall mean the completion by the Company of one or a series of related debt or equity financing transactions, exclusive of a debt financing for maximum gross proceeds of not more than $25,000,000, by a factor, commercial bank or similar financial institution.

                “Transaction Documents” shall mean (i) this Debenture, (ii) the Purchase Agreement, Security Agreement and Registration Rights Agreement between the Holder and the Company of even date herewith and (iii) the Warrant to purchase Common Stock issued by the Company to the Holder.

                “VWAP” means the daily volume weighted average price of the Common Stock on the Principal Trading Market as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m., Eastern time, to 4:00 p.m., Eastern time) using the VWAP function on the date in question.

                2.    Denominations of Debenture.   The Debenture is exchangeable for an equal aggregate principal amount of the Debenture of different authorized denominations, as requested by the Holder surrendering the same, but shall not be issuable in denominations of less than integral multiplies of Ten Thousand Dollars (US$10,000). No service charge to the Holder will be made for such registration of transfer or exchange.

                3.    Events of Default and Remedies.

                       (a)     “Event of Default,” when used herein, means any one of the following events (whatever the reason and whether any such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

                                   (i)       any default in the payment of the principal of or interest on this Debenture as and when the same shall become due and payable lasting more than three (3) Business Days;

                                   (ii)      the Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of, this Debenture, and such failure or breach shall not have been remedied within thirty (30) Business Days of its receipt of notice of such failure or breach;

                                   (iii)     the occurrence of any event or breach or default by the Company under the other Transaction Documents and, if there is a cure period, such failure or breach shall not have been remedied within the cure period provided for therein;

                                   (iv)     the Company or any of its subsidiaries shall commence a voluntary case under the United States Bankruptcy Code as now or hereafter in effect or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Company under the Bankruptcy Code and the petition is not controverted within thirty (30) days, or is not dismissed within sixty (60) days, after commencement of the case; or a “custodian” (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or any substantial part of the property of the Company or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or there is commenced against the Company any such proceeding which remains undismissed for a period of sixty (60) days; or the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of thirty (30) days; or the Company makes a general assignment for the benefit of creditors; or the Company shall fail to pay, or shall state in writing that it is unable to pay its debts generally as they become due; or the Company shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or the Company shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company for the purpose of effecting any of the foregoing;

                                   (v)       the Company shall default in any of its obligations under any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of the Company in an amount exceeding One Hundred Thousand Dollars ($100,000.00), whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

                                   (vi)      the Company shall issue a press release, or otherwise make publicly known, that it is not honoring a properly executed and duly delivered Notice of Conversion complying with the terms of any of the Transaction Documents, for any reason whatsoever; and

                                   (vii)     The Company fails to issue shares of Common Stock to the Holder or to cause its transfer agent to issue shares of Common Stock upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture, fails to transfer or to cause its transfer agent to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this Debenture and when required by this Debenture or the other Transaction Documents, and such transfer is otherwise lawful, or fails to remove any restrictive legend or to cause its transfer agent to transfer on any certificate or any shares of Common Stock issued to the Holder upon conversion of this Debenture as and when required by this Debenture or any of the Transaction Documents and such legend removal is otherwise lawful, and any such failure shall continue uncured for ten (10) business days after written notice of such failure.

                       (b)     (i) If (x) any Event of Default (other then under Section 3(a)(iv) above) occurs, and continues beyond a cure period, if any, then the Holder may, by written notice to the Company, accelerate all of the payments due under this Debenture by declaring all amounts so due under this Debenture, or (y) any Event of Default occurs under Section 3(a)(iv), and continues beyond a cure period, if any, then all of the payments due under this Debenture shall automatically accelerate without any action on the part of the Holder, whereupon, in any such case, the same shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are waived by the Company, notwithstanding anything contained herein to the contrary, and the Holder may immediately and without expiration of any additional grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. This shall include, but not be limited to the right to temporary, preliminary and permanent injunctive relief without the requirement of posting any bond or undertaking. During the period commencing upon delivery of a notice of an Event of Default and terminating upon the cure of such Event of Default, the Company shall not issue an equity or debt securities or any Common Stock equivalents, including any options, warrants, or convertible debt or convertible equity.

                                   (ii)      The Holder may thereupon proceed to protect and enforce its rights either by suit in equity, by action at law and/or by exercise of its rights under the Security Agreement and/or by other appropriate proceedings whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Debenture or in aid of the exercise of any power granted in this Debenture, and proceed to enforce the payment of the Debenture held by it, and to enforce any other legal or equitable right of such Holder.

                                   (iii)     Except as expressly provided for herein, the Company specifically (i) waives all rights it may have (A) to notice of nonpayment, notice of default, demand, presentment, protest and notice of protest with respect to any of the obligations hereunder or the shares of Common Stock and (B) notice of acceptance hereof or of any other action taken in reliance hereon, notice and opportunity to be heard before the exercise by the Holder of the remedies of self-help, set-off, or other summary procedures and all other demands and notices of any type or description except for cure periods, if any; and (ii) releases the Holder, its officers, directors, agents, employees and attorneys from all claims for loss or damage caused by any act or failure to act on the part of the Holder, its officers, attorneys, agents, directors and employees except for gross negligence or willful misconduct.

                4.    Conversion.

                       (a)     Commencing on the earlier of (i) twelve (12) months after the date hereof or (ii) the date of effectiveness of the Company’s registration statement filed pursuant to the terms of the Registration Rights Agreement, as of even date herewith, between the Company and the Holder (the “Registration Rights Agreement”), the Holder is entitled, at its option, to convert and sell on the same day, at any time and from time to time subject to restrictions set forth below, until payment in full of this Debenture, the principal amount of this Debenture, plus accrued and unpaid interest hereunder, in whole or in part, into shares of Common Stock. The conversion price shall be the greater of (i) the Market Price or (ii) the Floor Conversion Price. In addition, the Holder is entitled, at its option, to convert and sell on the same day the principal amount of this Debenture, plus accrued and unpaid interest hereunder, in whole or in part, into shares of Common Stock in the circumstances described in, and subject to, Section 8(b) and Section 9 below.

                       (b)     In the event that this Debenture has not been paid in full or converted in full, prior to the closing of a Subsequent Financing, then, at least ten (10) days prior to the closing of a Subsequent Financing, the Company shall deliver a notice to the Holder (a “Subsequent Financing Notice”). The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing and the Company shall attach thereto the subscription documents and other closing documents in connection with the Subsequent Financing. If the Holder desires to exchange all or a portion of the outstanding principal amount of this Debenture, together with the interest accrued and unpaid thereon, into the securities offered in the Subsequent Financing, then the Holder shall complete the subscription documents and other closing documents in connection with the Subsequent Financing and return them to the Maker, at least three business days prior to the closing of the Subsequent Financing.

                       (c)     No fraction of shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. To convert this Debenture, on the Conversion Date, the Holder hereof shall deliver written notice thereof, substantially in the form of Exhibit A to this Debenture, with appropriate insertions (the “Conversion Notice”), to the Company at its address as set forth herein.

                       (d)     Subject to Section 1.3 of the Purchase Agreement, the Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Debenture, such number of shares of Common Stock as shall from time to time be sufficient to effect such conversion, based upon the conversion price.

                       (e)     The issuance of a certificate or certificates for shares of Common Stock upon conversion of the Debenture shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issuance or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                       (f)     The portion of this Debenture converted into Common Stock shall be canceled upon conversion.

                       (g)     Each Notice of Conversion shall be given by facsimile to the Company no later than 4:00 p.m., Eastern time, on any Business Day. Any such notice shall be deemed given and effective upon the transmission of such facsimile at the facsimile telephone number specified in the Purchase Agreement (with printed confirmation of transmission). In the event that the Company receives the Notice of Conversion after 4:00 p.m., Eastern time, any such notice shall be deemed to have been given on the next Business Day.

                       (h)     When the Holder elects to convert a part of the Debenture, then the Company shall reissue a new Debenture in the same form as this Debenture to reflect the new principal amount.

                       (i)     If, at the time of issuance of shares of Common Stock upon conversion of this Debenture, no registration statement is in effect with respect to such shares under applicable provisions of the Securities Act, the Company may, at its election, require that (i) the Holder provide written reconfirmation of the Holder’s investment intent to the Company, and (ii) any stock certificate evidencing Common Stock shall bear legends reading substantially as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THIS CERTIFICATE THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.”

                       (j)      The Floor Conversion Price shall be subject to adjustment as set forth below in this Section 4(j).

                                   (i)      Adjustment for Stock Splits and Combinations. If the Company shall at any time, or from time to time after the date hereof (the “Original Issue Date”), effect a subdivision of the outstanding Common Stock, the Floor Conversion Price in effect immediately prior thereto shall be proportionately decreased, and conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Floor Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(j) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                                   (ii)     Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Floor Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Floor Conversion Price then in effect by a fraction:

(A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Floor Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter, the Floor Conversion Price shall be adjusted pursuant to this Section 4(j)(ii)(B) as of the time of actual payment of such dividends or distributions.

                                   (iii)    Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the holders of this Debenture shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that they would have received had the Debentures been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this Section 4(j)(iii).

                       (k)      Notwithstanding the foregoing, the Purchaser may not convert this Debenture or the Warrant to the extent that the aggregate number of shares issuable upon such conversion or exercise, together with any exercise, conversion or other issuance of Common Stock to third parties in connection with the transactions contemplated by the Purchase Agreement or this Debenture, will exceed 19.8% of the total number of shares of Common Stock outstanding immediately prior to the Original Issuance Date, or will otherwise result in a Change in Control (as defined in Section 9 below), until the Company’s stockholders have approved the transactions described herein in accordance with the rules of the Company’s Principal Trading Market. The Company shall use its best effort to obtain stockholder approval as promptly as possible after the Original Issuance Date, but in no event later than 90 days subsequent to the Original Issuance Date. Failure to obtain such stockholder approval within such time frame shall constitute an Event of Default hereunder.

                5.     Registration Rights.   The Company is obligated to register the resale of the shares of Common Stock issuable upon conversion of this Debenture pursuant to the terms and conditions contained in the Registration Rights Agreement.

                6.     Ranking; Security.   This Debenture shall rank senior to any other debt of the Company with respect to any payment of amounts due under this Debenture upon the liquidation, dissolution or otherwise of the Company. Except as set forth herein, so long as there are any obligations outstanding under this Debenture, no indebtedness of the Company is or shall become senior to this Debenture in right of payment, whether with respect of interest, damages or upon liquidation or dissolution or otherwise. The Company will not, directly or indirectly, enter into, create, incur or assume any indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, that is senior in any respect to the Company’s obligations under this Debenture. This Debenture shall be secured pursuant to the terms of the Security Agreement, as of even date herewith, among the Company, the Purchaser and the collateral agent named therein, and shall be evidenced by a first priority lien on all of the assets of the Company.

                7.     Absolute Payment Obligation.   Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place and rate, and in the coin or currency, herein prescribed. This Debenture is a direct obligation of the Company.

                8.     Prepayment and Subsequent Financing Conversion.

                       (a)     Optional Prepayment.   Commencing fourteen (14) months after the date hereof, the Company shall have the right, by providing thirty (30) days prior written notice to the Holder, to prepay this Debenture without premium or penalty. A condition precedent to prepayment of this Debenture is that the Company is listed on a Principal Trading Market and the registration statement contemplated by the Registration Rights Agreement shall be declared effective by the U.S. Securities and Exchange Commission or the shares of Common Stock issuable upon conversion of the Debenture may be sold pursuant to Rule 144 under the Securities Act without volume limitations.

                       (b)     Subsequent Financing.   In the event that the Company shall complete a Subsequent Financing prior to the Maturity Date, and the Holder has not converted this Debenture into the securities issued in a Subsequent Financing or into Common Stock, at the option of such Holder, the principal amount of this Debenture, plus accrued and unpaid interest hereunder, shall (i) become due and payable on the closing of the Subsequent Financing or (ii) be converted into shares of Common Stock on the closing of the Subsequent Financing (such Common Stock to be valued at the relevant Market Price as of such conversion date).

                9.     Change in Control.   In the event of a Change in Control (as defined below) during the term of this Debenture, the Holder may elect to (i) have this Debenture redeemed by the Company at 110% of the principal balance then outstanding under this Debenture, together with accrued interest, on or within twenty (20) days following the Change in Control (and the Company shall satisfy the redemption request in cash or freely tradable shares of Common Stock, in the Company’s sole discretion) or (ii) convert the principal amount of this Debenture, plus accrued and unpaid interest hereunder, into freely tradable shares of Common Stock on or within such twenty (20) day period. Such Common Stock shall be valued at the relevant VWAP as of the redemption date or conversion date, as the case may be. A “Change in Control” shall be deemed to have occurred when (a) a third person, including a “group,” as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Purchaser or its affiliates, becomes (other than as a result of a purchase from the Company) the beneficial owner of shares of the Company having 50% or more of the total number of votes that may be cast for the election of directors of the Company and such beneficial owner continues for five consecutive days, or (b) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election or any combination of the foregoing transactions, the persons who were directors of the Company before such transaction shall cease for any reason to constitute at least a majority of the Board of Directors of the Company or any successor; provided, however, that no Change in Control shall occur pursuant to or as a result of the transactions described in the Purchase Agreement.

                10.     No Rights of Stockholders.   Except as otherwise provided herein or in the Purchase Agreement, this Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote on or consent to any action, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

                11.     Loss, Theft, Mutilation or Destruction.   If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of an affidavit of such loss, theft or destruction of such Debenture, and, if requested by the Company, an agreement to indemnify the Company in form reasonably acceptable to the Company.

                12.     Governing Law; Jurisdiction; Waiver of Jury Trial.

                       (a)     This Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Any action to enforce the terms of this Debenture, the Purchase Agreement or any other Transaction Document shall be exclusively brought in the state and/or federal courts in the State of Delaware. Service of process in any action by the Holder to enforce the terms of this Debenture may be made by serving a copy of the summons and complaint, in addition to any other relevant documents, by commercial overnight courier to the Company at its address set forth in the Purchase Agreement. The Company and the Holder (by its acceptance hereof) hereby consent to the jurisdiction of the state and federal courts located in the State of Delaware.

                       (b)     THE COMPANY AND THE HOLDER (BY ITS ACCEPTANCE HEREOF) HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS DEBENTURE OR THE TRANSACTIONS CONTEMPLATED BY THIS DEBENTURE. THE COMPANY AND THE HOLDER (BY ITS ACCEPTANCE HEREOF) HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO DELIVER OR ACCEPT, AS THE CASE MAY BE, THIS DEBENTURE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                13.    Notices.   Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed duly given only if delivered to the party personally or sent to the party by facsimile upon electronic confirmation receipt (promptly followed by a hard-copy delivered in accordance with this Section 13) or three days after being mailed by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, or if sent by nationally recognized overnight courier, one day after being mailed, addressed to the party at its address as set forth in Section 7.5 of the Purchase Agreement or such other address as may be designated hereafter by notice given pursuant to the terms of this Section 13.

                14.    Waiver.   Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture in any other occasion. Any waiver must be in writing.

                15.    Invalidity.   If any provision of this Debenture is held to be invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is held to be inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

                16.    Payment Dates.   Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next following Business Day.

                17.    Transfer; Assignment.   This Debenture may not be transferred or assigned, in whole or in part, at any time, except in compliance by the transferor and the transferee with applicable federal and state securities laws.

                18.    Fees of Enforcement.   In the event either party commences legal action to enforce its rights under this Debenture, the non-prevailing party shall pay all reasonable costs and expenses (including but not limited to reasonable attorney’s fees, accountant’s fees, appraiser’s fees and investigative fees) incurred in enforcing such rights.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized as of the date first above indicated.

ELECTRO ENERGY, INC.

By:	_____________________________
Timothy E. Coyne
Chief Financial Officer

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to Convert the Debenture)

TO:

                The undersigned hereby irrevocably elects to convert $__________________ of the principal amount of the above Debenture into Shares of Common Stock of Electro Energy, Inc. according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Applicable Conversion Price:

Signature:

Name:

Address:

Amount to be converted:	$

Amount of Debenture unconverted:	$

Conversion Price per share:	$

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in the following name and to the following address:

Issue to:

Authorized Signature:

Name:

Title:

Phone Number:

Broker DTC Participant Code:

Account Number: